UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 4, 2009
Horsehead Holding Corp.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-33658	20-0447377

(Commission File Number)	(IRS Employer Identification No.)

4955 Steubenville Pike, Suite 405, Pittsburgh, Pennsylvania	15205

(Address of Principal Executive Offices)	(Zip Code)
(724) 774-1020

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 8, 2009, Horsehead Holding Corp. announced that it had completed a financing arrangement under the New Markets Tax Credit (“NMTC”) program to help fund its expansion project in Barnwell, South Carolina. The arrangement provides $5.9 million of NMTC equity to be used for completion of development of the site, which equity may be purchased by the Company at the end of seven years for a nominal amount. The Barnwell project is expected to add 160,000 tons of electric arc furnace dust processing capacity and is expected to be completed sometime in 2010.
On June 4, 2009, in order to participate in the NMTC program, Horsehead Corporation (“Horsehead”) and Chestnut Ridge Railroad Corp. (“Chestnut”), wholly-owned subsidiaries of the registrant, entered into a Consent and Amendment (the “Amendment”) with The CIT Group/Business Credit, Inc. (“CIT”) and PNC Bank, National Association (“PNC” and together with CIT, collectively, the “Lenders”), and CIT, as agent for the Lenders (the “Agent”) with respect to the Financing Agreement, dated as of July 15, 2005, by and among Horsehead, Chestnut, CIT, PNC and certain lenders party thereto (as amended, the “Financing Agreement”).
Pursuant to and subject to the terms of the Amendment, the Agent and the Lenders consented to (1) formation by Horsehead of a wholly-owned subsidiary, Horsehead Zinc Recycling, LLC (the “New Subsidiary”), (2) an equity contribution by Horsehead to the New Subsidiary and (3) execution of certain contracts related to the expansion projects in Barnwell, South Carolina to be undertaken by the New Subsidiary in connection with the NMTC program.
Additionally, the Amendment amended the terms of the Financing Agreement to, among other things:
•	increase the two interest rate margins applicable to amounts outstanding under the revolving credit facility from 2.50% to 4.00% for LIBOR loans and from 0.25% to 3.00% for prime rate loans;

•	increase the fee rate applicable to undrawn letters of credit equal from 2.50% to 4.00%;

•	establish a minimum rate for LIBOR loans equal to 1.75%;

•	increase the unused line of credit fee rate from 0.375% to 0.75%; and

•	increase the threshold below which Horsehead would be required to comply with certain financial covenants under Horsehead’s revolving line of credit from net availability for any ten consecutive days of $5.0 million to $12.5 million. Below this threshold, Horsehead must comply with the consolidated senior leverage ratio, consolidated fixed charge coverage ratio and consolidated EBITDA maintenance covenants in the Financing Agreement.
As of June 10, 2009, Horsehead had no borrowings outstanding under its revolving line of credit and $14.6 million in letters of credit outstanding. As of the most recent required reporting date, Horsehead had $29.4 million of net availability under the Financing Agreement.
The Financing Agreement is scheduled to terminate on July 15, 2010. Horsehead currently estimates that the Amendment will increase its borrowing costs by approximately $0.4 million annually. Horsehead believes that it is currently in compliance with the requirements of the Financing Agreement.
The continuing effectiveness of the Amendment is subject to, among other things, the receipt by the Agent of several documents set forth in the Amendment within five or ten days following the date of the Amendment and in certain circumstances subject to the Agent’s reasonable satisfaction. Such documents include, among other things, evidence of the NMTC transaction, evidence of certain insurance matters and a pledge in favor of the Agent for the benefit of the Lenders of Horsehead’s interests in the New Subsidiary.
The description of the Amendment is not intended to be complete and is qualified in its entirety by the complete text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Consent and Amendment, dated as of June 4, 2009, between Horsehead Corporation, Chestnut Ridge Railroad Corp., The CIT Group/Business Credit, Inc. and PNC Bank, National Association

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on June 10, 2009.

HORSEHEAD HOLDING CORP.
/s/ Robert D. Scherich
By: Robert D. Scherich
Its: Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consent and Amendment, dated as of June 4, 2009, between Horsehead Corporation, Chestnut Ridge Railroad Corp., The CIT Group/Business Credit, Inc. and PNC Bank, National Association